As filed with the Securities and Exchange Commission on June 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-1480589
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 North Riverside Plaza, 8th Floor

Chicago, Illinois 60606

(312) 750-1234

(Address of Principal Executive Offices)

Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan, as amended

(Full title of the plan)

Mark S. Hoplamazian

President and Chief Executive Officer

Hyatt Hotels Corporation

150 North Riverside Plaza, 8th Floor

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 750-1234

(Telephone number, including area code, of agent for service)

Copies to:

Cathy A. Birkeland, Esq.

Alexa M. Berlin, Esq.

Michael A. Pucker, Esq.

Latham & Watkins LLP

330 N. Wabash Avenue, Suite 2800

Chicago, Illinois 60611

(312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 to register 392,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of Hyatt Hotels Corporation (the “Company”) issuable pursuant to awards granted under the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan, as amended (the “Playa Plan”), to be assumed by the Company and converted into restricted stock units covering a number of shares of Class A Common Stock in connection with the transactions (the “Transactions”) contemplated by the Purchase Agreement, dated as of February 9, 2025 (the “Purchase Agreement”), by and among the Company, HI Holdings Playa B.V. (“Buyer”) and Playa Hotels & Resorts N.V. (“Playa”), including the expiration of Buyer’s tender offer (the “Offer”) to purchase all of the issued and outstanding ordinary shares, par value EUR 0.10 per share, of Playa. The Offer expired on June 9, 2025.

In connection with the expiration of the Offer, the outstanding awards granted under the Playa Plan will be assumed by the Company and converted into restricted stock units covering a number of shares of Class A Common Stock in accordance with the terms of the Purchase Agreement. All such awards will continue to be governed by the terms of the Playa Plan and applicable award agreement evidencing such awards.

PART I

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference

The SEC allows the Company to incorporate by reference the information the Company files with it, which means that the Company can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information. The Company incorporates by reference the following documents that the Company has filed, or may file, with the SEC:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 13, 2025;

•	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2025;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 1, 2025; and

•	The Company’s Current Reports on Form 8-K filed with the SEC on February 10, 2025, March 17, 2025, March 19, 2025, March 26, 2025, April 3, 2025, April 14, 2025 and May 16, 2025 (other than the portions of such documents not deemed to be filed).

In addition, all documents the Registrant files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any information that the Company later files with the SEC will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information “furnished” to the SEC pursuant to applicable rules and regulations be deemed incorporated herein by reference unless such information expressly provides to the contrary.

Item 4.	Description of Securities

Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not required to be filed with this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Not required to be filed with this Registration Statement.

Item 7.	Exemption from Registration Claimed

Not required to be filed with this Registration Statement.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan.

4.2	First Amendment to 2017 Omnibus Incentive Plan.

4.3	Second Amendment to 2017 Omnibus Incentive Plan.

4.4	Third Amendment to 2017 Omnibus Incentive Plan.

4.5	Fourth Amendment to 2017 Omnibus Incentive Plan.

4.6	Fifth Amendment to 2017 Omnibus Incentive Plan.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Hyatt Hotels Corporation.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Playa Hotels & Resorts N.V.

24.1	Power of Attorney (included in the signature pages hereto).

107	Filing Fee Calculation.

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 11, 2025.

HYATT HOTELS CORPORATION

By:	/s/ Mark S. Hoplamazian
Mark S. Hoplamazian
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Mark S. Hoplamazian and Joan Bottarini, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark S. Hoplamazian Mark S. Hoplamazian	President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2025

/s/ Joan Bottarini Joan Bottarini	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 11, 2025

/s/ Kinsey Wolf Kinsey Wolf	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 11, 2025

/s/ Thomas J. Pritzker Thomas J. Pritzker	Executive Chairman of the Board of Directors	June 11, 2025

/s/ Paul D. Ballew Paul D. Ballew	Director	June 11, 2025

/s/ Alessandro Bogliolo Alessandro Bogliolo	Director	June 11, 2025

/s/ Susan D. Kronick Susan D. Kronick	Director	June 11, 2025

/s/ Cary D. McMillan Cary D. McMillan	Director	June 11, 2025

/s/ Heidi O’Neill Heidi O’Neill	Director	June 11, 2025

/s/ Jason Pritzker Jason Pritzker	Director	June 11, 2025

/s/ Tracy T. Travis Tracy T. Travis	Director	June 11, 2025

/s/ Dion Camp Sanders Dion Camp Sanders	Director	June 11, 2025

/s/ Richard C. Tuttle Richard C. Tuttle	Director	June 11, 2025